UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

Fortune V Separate Account

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Metro Office Park

Calle #1 Lote 10

Guaynabo, Puerto Rico 00969

Telephone Number (including area code):

+1 787-706-7339

Name and address of agent for service of process:

Jose C. Benitez

Universal Life Insurance Company

Metro Office Park

Calle #1 Lote 10

Guaynabo, Puerto Rico 00969

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes		No
x

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Guaynabo, Puerto Rico, as of the 24th day of May, 2021.

Fortune V Separate Account

By:	/s/ Jose C. Benitez
	Name:	Jose C. Benitez
	Title:	President
Attest:	/s/ Roberto Martinez
Name:	Roberto Martinez
Title:	Secretary